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                                                               Exhibit 99(a)(10)

TO:   ALL EGAIN EMPLOYEES

FROM: KIM RUSSELL

DATE: JUNE 21, 2001

RE:   EXTENSION TO EMPLOYEE STOCK OPTION EXCHANGE PROGRAM (ESOEP)

As Gunjan communicated earlier today, the company has made the decision to delay the cancellation date for the ESOEP from June 22, 2001 to August 6, 2001. The impact of this change is as follows:

     . You now have until 12:00 midnight on August 6th to decide whether or not to participate in the ESOEP

     . Replacement grants will be made approximately 6 weeks later than initially planned, (on or around February 4, 2002)

     .    Blackout periods have been changed from Aug 7 - 9, 2001

     .    All other terms and conditions of the program remain the same:

          . If you have elected to participate, your existing instruction to cancel is still in effect unless and until you instruct us otherwise with the appropriate forms

          . To participate you need to complete the "ELECTION FORM TO EXCHANGE OPTIONS"

          . If you have elected to participate and wish to withdraw, you need to complete the "NOTICE OF CHANGE IN ELECTION FORM FROM ACCEPT TO REJECT"

          . All forms need to be received on or before 12:00 midnight August 6, 2001.

          . The forms and the offer document are available on eBrain, if you are unable to access eBrain you can request a copy of the offer document or the forms by sending an email request to stock@egain.com.
               ---------------

As previously noted, by making this ESOEP available to employees, the Company is not recommending that any particular employee should or should not participate; that is a decision each of you will need to make once you have reviewed all the materials. Should you have any questions, please contact Janet Alexander, our stock administrator at stock@egain.com.
                       ---------------

Kim Russell
Accounting Manager
krussell@egain.com
415-893-7243